LOAN MODIFICATION AGREEMENT

This LOAN MODIFICATION AGREEMENT (this “Agreement”) dated November 30, 2012, is made by KEYBANK NATIONAL ASSOCIATION, a national banking association, (“Lender”) EMERICHENAL LLC, a Delaware limited liability company, and EMERICLEAR LLC, a Delaware limited liability company, (collectively, “Borrowers”), and EMERITUS CORPORATION, a Washington corporation (“Guarantor”).

Recitals

A.           Borrowers and Emerimand LLC, a Delaware limited liability company, (“Emerimand”) previously executed a Loan Agreement dated November 30, 2010 (the “Loan Agreement”), and a Promissory Note dated November 30, 2010 (the “Note”), which, together with certain other documents, govern and evidence the terms of a loan from Lender to Borrowers and Emerimand in the original principal amount of Twenty Eight Million and No/100 Dollars ($28,000,000.00) (the “Loan”).  The Note was subsequently severed, split, and divided, and the obligations of Emerimand were separated from the obligations of Borrowers by that certain Amendment to Promissory Note and Severance and Splitting Agreement and Amendment to Loan Documents dated June 19, 2012 (the “Splitting Agreement”).  Defined terms used but not defined herein have the meanings assigned to them in the Loan Agreement.

B.           Borrowers’ obligations under the Note and Loan Agreement are secured by, among other documents, the Mortgages, Assignments of Rents and Leases, Security Agreements and Fixture Filings (collectively, the “Mortgages”), recorded against and encumbering each of the Chenal Facility, the Clearwater Facility, and the Mandarin Facility.

C.           The Loan Agreement was previously modified by that certain (i) Loan Modification Agreement dated January 30, 2012, (the “First Amendment”) to, among other modifications, waive certain of Borrowers’ covenant violations and require monthly principal payments on the Loan; and (ii) the Splitting Agreement to, among other modifications, split off the portion of the Note allocated to Emerimand and the Mandarin Facility into a new note in the amount of Eleven Million Eighty Thousand and 00/100 Dollars ($11,080,000.00) (the “Mandarin Note”), thereby reducing the maximum principal balance of the surviving Note to Fifteen Million One Hundred Seventy Thousand and 00/100ths Dollars ($15,170,000.00), and to release the Mandarin Facility as security for the Note while retaining it as security for the Mandarin Note.  The Mandarin Note was subsequently paid in full and the Mandarin Facility released as security for the Mandarin Note.  The obligations of Borrowers under the Note remain outstanding pursuant to the terms of the Loan Documents (defined below), as previously modified by the First Amendment and Splitting Agreement.

D.           As of November 30, 2012, the principal balance of the Loan was Thirteen Million Four Hundred Twenty Thousand and No/100 Dollars ($13,420,000.00).

E.           Payment of the Loan is unconditionally guaranteed by Guarantor under an Unconditional Guaranty (“Guaranty”) dated November 30, 2010.

F.           The Loan Agreement, Note, Mortgages, First Amendment, Splitting Agreement, and any and all other documents evidencing and securing the Loan, including this Agreement, are collectively referred to herein as the “Loan Documents.”

G.           Borrowers have requested that Lender extend the maturity date of the Loan to November 30, 2013, revise the existing financial covenants under the Loan Agreement, and waive certain covenant violations.  Lender is willing to do so subject to the terms and conditions of this Agreement.

Agreement

NOW THEREFORE, the parties agree as follows:

1.	Definitions.

1.1	Existing Definitions. Capitalized terms used but not defined in this Agreement are defined in the Loan Agreement.

1.2	Deletion of Existing Definitions Related to Maturity of Loan. The following definitions set forth in the Loan Agreement are hereby deleted in their entirety:

(a)	Extended Maturity Date

(b)	Extension Option

(c)	Extension Term

(d)	Initial Maturity Date

1.3	Modification of Existing Definition of Maturity Date. The following definition set forth in the Loan Agreement is hereby modified in its entirety as follows:

(a)	Maturity Date: November 30, 2013, unless Lender accelerates the Loan pursuant to an Event of Default, in which case the Loan shall mature on the date of acceleration.

2.	Term of the Loan. Section 3.3 of the Loan Agreement is hereby deleted and replaced in its entirety with the following:

All principal, interest, and other sums due under the Loan Documents shall be due and payable in full on the Maturity Date.

3.	Modification of Certain Financial Covenants. Section 8.12 of the Loan Agreement is hereby deleted and replaced in its entirety with the following:

Until the Obligations are indefeasibly fully paid and satisfied, the minimum Net Operating Income and Occupancy for each Facility shall be as follows. These covenants (“Occupancy Covenants”) shall be tested for each calendar quarter at the end of each calendar quarter commencing with the calendar quarter ending December 31, 2012:

(a) Chenal Facility

Quarter Ending	Net Operating Income	Average Occupancy During Calendar Quarter
December 31, 2012	$102,500	80%
March 31, 2013	$102,500	80%
June 30, 2013	$102,500	80%
September 30, 2013	$102,500	80%

(b) Clearwater Facility

Quarter Ending	Net Operating Income	Average Occupancy During Calendar Quarter
December 31, 2012	$140,625	77%
March 31, 2013	$140,625	77%
June 30, 2013	$140,625	77%
September 30, 2013	$140,625	77%

Due to the release of the Mandarin Facility and Emerimand, the Net Operating Income and Average Occupancy covenants are no longer applicable to the Mandarin Facility.

4.
Determination of Net Operating Income.  Commencing the calendar quarter ending December 31, 2012, and continuing each calendar quarter thereafter, the calculation of Net Operating Income for Borrowers shall be adjusted such that the actual bad debt expenses appearing on the subject Borrower’s financial statement for the applicable quarter shall be replaced (for the purpose of calculating Net Operating Income) with an amount equal to one-quarter of the aggregate bad debt expenses appearing on such Borrower’s financial statements for the trailing twelve-month period (as applicable, the “NOI Bad Debt Adjustment”) The NOI Bad Debt Adjustment to the determination of Net Operating Income is being permitted by Lender to avoid the occurrence of a Net Operating Income covenant violation as a result of an anomaly in the amount of bad debt expenses in any particular calendar quarter.  The NOI Bad Debt Adjustment in each calendar quarter shall be subject to Lender’s review and approval, which shall not be unreasonably withheld.

5.	Waiver of Covenant Violations.

5.1
Clearwater Facility.  Under the Loan Agreement, Borrowers made a covenant with Lender that the Clearwater Facility would have (i) minimum Net Operating Income of $175,000 for the quarter ending March 31, 2012; (ii) minimum Occupancy of 85% for the quarter ending

June 30, 2012; and (iii) minimum Net Operating Income of $180,000 and minimum Occupancy of 85% for the quarter ending September 30, 2012.  Borrowers failed to meet the foregoing covenants.  Lender hereby waives Borrowers’ violation of the foregoing covenants.  This waiver is given on a one-time basis in consideration of the terms and conditions of this Agreement.  Except as specifically set forth herein, this waiver does not affect Lender’s right to insist upon strict performance by Borrowers of all terms, conditions, and covenants set forth in the Loan Documents, including, without limitation, the revised financial covenants set forth in Section 3 above.

5.2
Chenal Facility.  Under the Loan Agreement, Borrowers made a covenant with Lender that the Chenal Facility would have (i) minimum Net Operating Income of $175,000 and minimum Occupancy of 85% for the quarter ending March 31, 2012; (ii) minimum Net Operating Income of $180,000 and minimum Occupancy of 85% for the quarter ending June 30, 2012; and (iii) minimum Net Operating Income of $180,000 and minimum Occupancy of 85% for the quarter ending September 30, 2012.  Borrowers failed to meet the foregoing covenants.  Lender hereby waives Borrowers’ violation of the foregoing covenants.  This waiver is given on a one-time basis in consideration of the terms and conditions of this Agreement.  Except as specifically set forth herein, this waiver does not affect Lender’s right to insist upon strict performance by Borrowers of all terms, conditions, and covenants set forth in the Loan Documents, including, without limitation, the revised financial covenants set forth in Section 3 above.

6.
Removal of LIBOR Rate Floor.  Effective January 1, 2013, the definition of “LIBOR Rate” in the Loan Agreement shall be revised as follows to remove the LIBOR Rate floor of one and one-half of one percent (1.5%):

LIBOR Rate: The rate per annum which Lender determines with reference to the rate shown in Dow Jones Markets (formerly Telerate) (Page 3750) at which one month deposits in United States dollars in an amount comparable to the principal balance outstanding on the Loan are offered by prime banks in the London Interbank Eurodollar Market two (2) LIBOR Business Days prior to the last day of each calendar month.

7.
Conditions.  Notwithstanding its execution by all parties, this Agreement shall become effective only upon Borrowers’ satisfaction of the following terms and conditions, all of which are intended solely for the benefit of Lender and may, at Lender’s election and in its sole discretion, be enforced, fully or partially waived, or transformed into covenants of Borrowers to be performed following the effectiveness of this Agreement upon Lender’s subsequent written notice and demand:

7.1	Borrowers and Guarantor have executed any and all documents necessary to effectuate this Agreement or otherwise required by Lender.

7.2	Borrowers have paid Lender a loan extension fee of $27,425.00.

7.3
Borrowers have (i) paid Lender the $350,000.00 monthly required principal payment and monthly interest payment both due December 10, 2012 and (ii) made a prepayment of the $350,000.00 required monthly principal payments for the months of January 2013 through June 2013 in the aggregate amount of $2,100,000.00 (the “Prepayment of Monthly Principal Payments”).  As a result of the making of the Prepayment of Monthly Principal Payments, Borrowers will not be obligated to make the monthly principal payments of $350,000.00 that would otherwise come due on the tenth day of each month from January 2013 through June 2013.  Commencing on July 10, 2013, and continuing on the tenth day of each month thereafter for the remaining term of the Loan, Borrowers will once again be obligated to make monthly required principal payments of $350,000.00.  Notwithstanding the foregoing, Borrower shall be obligated to make monthly interest payments on the tenth day of each calendar month during the entire remaining term of the Loan.

7.4
If required by Lender, Lender has received such endorsements to the policies of title insurance issued to Lender with respect to the Mortgages, insuring that the lien of each of the Mortgages remains prior to any and all liens and encumbrances affecting the Facility encumbered by such Mortgage, except those liens and encumbrances shown on Lender’s original title policy and any other liens and encumbrances acceptable to Lender in its sole discretion.

7.5
Borrowers have paid Lender all costs, fees and expenses relating to the execution and performance of this Agreement, including all legal fees, title insurance premiums, and other out-of-pocket expenses of Lender.

7.6
If required by Lender, Lender has received certified copies of such duly adopted resolutions as Lender may require, authorizing Borrowers’ and Guarantor’s execution of this Agreement and naming the persons authorized to execute this Agreement on their behalf.

7.7
Other than those Defaults cured upon effectiveness hereof, Borrowers and Guarantor are in full compliance with all of their covenants and agreements under the Loan Documents and there is no Event of Default under the Loan Documents or event which, following notice and/or the expiration of any applicable cure period without a cure, would constitute an Event of Default.

8.	Guaranty. Guarantor consents and agrees to this Agreement and ratifies and reaffirms its obligations under the Guaranty of the Loan as modified by this Agreement.

9.	Representations. Borrowers and Guarantor represent to Lender as follows.

9.1	Neither Borrowers nor Guarantor have any claim, defense, counterclaims or right of offset against Lender or its agents arising out of or in any way connected with the Loan.

9.2
Borrowers and Guarantor have full right, power and authority to enter into this Agreement and perform their obligations hereunder, and no information or material submitted to Lender in connection with this Agreement contains any material misstatement or misrepresentation nor omits to state any material fact or circumstance.

9.3
There is no Event of Default by Borrowers or Guarantor under any of the Loan Documents, nor, to Borrowers’ or Guarantor’s knowledge, any event, circumstance or condition which with notice or the passage of time or both would be an Event of Default.

9.4	Except as disclosed to Lender in writing, all representations made by Borrowers and Guarantor to Lender in the Loan Documents are true and correct.

10.
Ratification.  Each and every representation and warranty made by Borrowers in the Loan Documents are hereby renewed and each and every provision of the Loan Documents, as amended by this Agreement, is hereby affirmed and ratified.  This Agreement is not intended and shall not be construed to impair the validity, priority or enforceability of the Mortgages or the other Loan Documents.  As further consideration for Lender’s execution of this Agreement, Borrowers and Guarantor hereby release and discharge Lender from any and all claims, defenses, actions, counterclaims or rights of offset in connection with the Loan and arising out of any act or circumstance prior to the date hereof.

11.	General.

11.1
This Agreement and the documents and instruments to be executed hereunder constitute the entire agreement among the parties with respect to the subject matter hereof and shall not be amended, modified or terminated except by a writing signed by the party to be charged therewith.

11.2
Borrowers and Guarantor agree to execute such other instruments and documents and provide Lender with such further assurances as Lender may reasonably request to more fully carry out the intent of this Agreement.

11.3	This Agreement may be executed in a number of identical counterparts. If so, each such counterpart shall collectively constitute one agreement.

11.4	No provision of this Agreement is intended or shall be construed to be for the benefit of any third party.

11.5	This Agreement is to be construed in all respects and enforced according to the laws of the State of Washington, without regard to that state’s choice of law rules.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

IN WITNESS WHEREOF, the parties execute this Agreement as of the day and year first above written.

“Lender”

KEYBANK NATIONAL ASSOCIATION, a national banking association

By:	_/s/ Bellini Lacey_________________
Name:	_Bellini Lacey_____________________
Title:	_Vice President	______________

(signatures continued on following page)

“Borrowers”

EMERICHENAL LLC, a Delaware limited liability company

By:	Emeritus Corporation, a Washington corporation, its sole member

By:	_/s/ Eric Mendelsohn______
_Eric Mendelsohn__________
_SVP Corporate Development

EMERICLEAR LLC, a Delaware limited liability company

By:	Summerville Senior Living, Inc., a Delaware corporation, its sole member

By:	_/s/ Eric Mendelsohn______
_Eric Mendelsohn__________
_SVP Corporate Development

 “Guarantor”

EMERITUS CORPORATION, a Washington corporation

By:	_/s/ Eric Mendelsohn______
_Eric Mendelsohn__________
_SVP Corporate Development